FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
November 6, 2015	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Reports Third Quarter and Nine-Month Results

Salt Lake City, November 6, 2015 – FX Energy, Inc. (NASDAQ: FXEN), today announced a net loss attributable to common stockholders of $2.8 million, or $0.05 per share, for the quarter ended September 30, 2015.  Excluding a noncash, intracompany, foreign currency exchange loss of $1.4 million, the Company would have recorded a third quarter 2015 net loss attributable to common stockholders of $1.4 million, or $0.03 per share.

For the comparable 2014 quarter, the Company reported a net loss attributable to common stockholders of $16.8 million, or $0.31 per share.  Excluding a noncash, intracompany, foreign currency exchange loss of $13.4 million, the Company would have recorded a third quarter 2014 net loss attributable to common stockholders of $3.4 million, or $0.06 per share.

Continuing Lower Oil and Gas Prices and a Strong Dollar Impact Third Quarter Revenues

Oil and gas revenues were $5.1 million during the third quarter of 2015, or 40% lower than the $8.5 million during the same quarter of 2014.  Total revenues declined 50% to $5.1 million for the 2015 third quarter, compared to $10.2 million for the same quarter in 2014.

Revenues from gas sales were $4.6 million during the third quarter of 2015, compared to $7.6 million during the same quarter of 2014. Lower production and prices in the 2015 quarter led to the decrease in natural gas revenues. Daily gas production was 9.2 million cubic feet of natural gas per day, or MMcfd, in the third quarter of 2015, compared to 11.3 MMcfd in the third quarter of 2014. Production was shut-in for two weeks for annual maintenance and pressure testing at six of our producing wells during the third quarter of 2015, while only one of our wells incurred its annual maintenance period during the third quarter of 2014. In addition, production from our Roszkow and Komorze wells continued to decline. Following the third quarter 2015 customary maintenance and testing period, production resumed at all wells at a daily rate of approximately 11.0 MMcfd.

Gas prices during the third quarter of 2015 averaged $5.48 per Mcf, compared to $7.26 per Mcf during the same quarter of 2014, a decrease of 25%. Two factors contributed to the decrease in average prices. First, the Polish low-methane tariff, which serves as the reference price for our gas sales agreements, was 10.9% lower during the third quarter of 2015, compared to the same quarter of 2014. Second, period-to-period strength in the dollar against the zloty decreased our dollar-denominated gas prices. The average exchange rate during the third quarter of 2015 was 3.77 zlotys per dollar. The average exchange rate during the third quarter of 2014 was 3.15 zlotys per dollar, a change of approximately 20%.

Oil revenues were $0.5 million for the third quarter of 2015, a 44% decrease from $0.9 million recognized during the third quarter of 2014. Production levels increased slightly, due to a number of successful well workovers during earlier periods, by approximately 11% from 2014 to 2015. The increase in production was offset by lower prices received during the third quarter of 2015. Our average oil price during the third quarter of 2015 was $35.74 per barrel, a 54% decrease from $78.18 per barrel received during the same quarter of 2014.

Lower Product Prices Also Reduce Nine-Month Oil and Gas Revenues

The Company reported a net loss of $23.2 million, or $0.43 per share, for the first nine months of 2015.  Excluding noncash, intracompany, foreign currency exchange losses of $13.4 million, the Company would have recorded a net loss attributable to common stockholders for the first nine months of 2015 of $9.8 million, or $0.18 per share.  The Company reported a net loss of $22.3 million, or $0.42 per share, for the first nine months of 2014.  Excluding noncash, intracompany, foreign currency exchange losses of $15.4 million, the Company would have recorded a net loss for the first nine months of 2014 of $7.0 million, or $0.13 per share.

The Company recognized oil and gas revenues of $18.3 million for the first nine months of 2015, compared to $26.8 million for the same period of 2014. Total revenues for the first nine months of 2015 were also $18.3 million, compared to $29.9 million in the first nine months of 2014.

Total net oil and gas production of 3,145 Mmcfe during the first nine months of 2015 decreased 9% compared to 3,445 Mmcfe during the same period last year. Natural gas production in Poland was 2,930 Mmcf during the first nine months of 2015, compared to 3,233 Mmcf during the first nine months of 2014.

Gas prices during the first nine months of 2015 averaged $5.75 per Mcf, compared to $7.41 per Mcf during the same period of 2014, a decrease of 22%. The price decrease was a combination of lower natural gas tariffs, and the impact of the stronger U.S. dollar discussed above. Oil prices decreased 50% over the year, averaging $39.57 per barrel in the first nine months of 2015, compared to $79.60 per barrel in the same period of 2014.

Lower Revenues Impact Operating Cash; Noncash Charges Continue to Vary

Net cash used in operating activities of $1.1 million during the first nine months of 2015 decreased from net cash provided by operating activities of $8.8 million during the 2014 nine months. The primary driver of the year-to-year decrease was lower revenues, caused by lower production and prices as discussed above.

The noncash foreign exchange losses of $13.4 million and $15.4 million for the first nine months of 2015 and 2014, respectively, are included in other income and expense. The losses come primarily from recognition of losses on U.S. dollar-denominated intercompany loans from FX Energy, Inc., to FX Poland, its wholly owned subsidiary. These are noncash losses only and could vary greatly depending upon future exchange-rate changes.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the United States and Poland.  The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Market under the symbol FXEN.  Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction, or other projects or operations may be subject to the successful completion of technical work; environmental, governmental, or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned, or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential, or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.

FX ENERGY, INC., AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	September 30,	December 31,
	2015	2014
ASSETS

Current assets:
Cash and cash equivalents	$8,738	$11,232
Marketable securities	--	7,313
Receivables:
Accrued oil and gas sales	1,461	2,948
Joint interest and other receivables	562	551
VAT receivable	--	895
Inventory	99	97
Other current assets	252	415
Total current assets	11,112	23,451

Property and equipment, at cost:
Oil and gas properties (successful-efforts method):
Proved	65,103	65,621
Unproved	1,906	1,991
Other property and equipment	12,970	12,738
Gross property and equipment	79,979	80,350
Less accumulated depreciation, depletion, and amortization	(30,016)	(26,867)
Net property and equipment	49,963	53,483

Other assets:
Certificates of deposit	406	406
Loan fees	2,655	1,553
Total other assets	3,061	1,959

Total assets	$64,136	$78,893

-Continued-

FX ENERGY, INC., AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)
(in thousands, except share data)
-Continued-

	September 30,	December 31,
	2015	2014
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,792	$5,036
Accrued liabilities	544	821
VAT payable	240	--
Accrued dividends	463	463
Total current liabilities	3,039	6,320

Long-term liabilities:
Notes payable	50,659	50,000
Asset retirement obligation	2,008	1,989
Total long-term liabilities	52,667	51,989

Total liabilities	55,706	58,309

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized;
800,000 shares outstanding as of September 30, 2015, and
December 31, 2014, respectively	1	1
Common stock, $0.001 par value, 100,000,000 shares authorized;
54,869,256 and 54,401,967 shares issued and outstanding as of
September 30, 2015, and December 31, 2014, respectively	55	54
Additional paid-in capital	250,567	248,186
Cumulative translation adjustment	38,710	30,072
Accumulated other comprehensive loss	--	(67)
Accumulated deficit	(280,903)	(257,662)
Total stockholders’ equity	8,430	20,584

Total liabilities and stockholders’ equity	$64,136	$78,893

FX ENERGY, INC., AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Income
(Unaudited)
(in thousands, except per-share amounts)

	For the three months ended September 30,		For the nine months ended September 30,
	2015	2014	2015		2014
Revenues:
Oil and gas sales	$5,092	$8,472		$18,273	$26,782
Oilfield services	12	1,722		44	3,088
Total revenues	5,104	10,194		18,317	29,870

Operating costs and expenses:
Lease operating expenses	824	1,213		2,770	3,502
Exploration costs	285	1,935		8,536	8,846
Property impairments	182	4,540		619	8,274
Oilfield services costs	123	941		354	1,987
Depreciation, depletion and amortization	1,289	1,264		4,305	3,859
Accretion expense	30	22		91	69
Stock compensation	556	650		1,653	2,016
General and administrative	1,980	1,869		6,316	5,794
Total operating costs and expenses	5,269	12,434		24,644	34,347

Operating loss	(165)	(2,240)		(6,327)	(4,477)

Other expense:
Interest expense	(897)	(802)		(2,200)	(2,143)
Interest and other income	65	22		111	48
Foreign exchange loss	(1,358)	(13,425)		(13,437)	(15,361)
Total other expense	(2,190)	(14,205)		(15,526)	(17,456)

Net loss	(2,355)	(16,445)		(21,853)	(21,933)

Other comprehensive income
Increase (decrease) in market value of available for sale marketable securities	--	(7)		67	(7)
Foreign currency translation adjustment	356	7,144		8,638	8,107
Comprehensive loss	$(1,999)	$(9,308)	$	$ (13,148)	$(13,833)

Dividends on preferred stock	(462)	(385)		(1,388)	(385)
Net loss attributable to common stockholders	$(2,817)	$(16,830)	$	$ (23,241)	$(22,318)

Net loss per common share
Basic	$(0.05)	$(0.31)		$(0.43)	$(0.42)
Diluted	$(0.05)	$(0.31)		$(0.43)	$(0.42)
Weighted average common shares outstanding
Basic	54,223	53,453		54,223	53,338
Dilutive effect of stock options	--	--		--	--
Diluted	54,223	53,453		54,223	53,338

FX ENERGY, INC., AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	For the Nine Months Ended
	September 30,
	2015	2014
Cash flows from operating activities:
Net loss	$(21,853)	$(21,933)
Adjustments to reconcile net loss to net cash
provided by (used in) operating activities:
Depreciation, depletion and amortization	4,305	3,859
Accretion expense	91	69
Amortization of loan fees	335	379
Stock compensation	1,653	2,016
Property impairments	395	8,232
Unrealized foreign exchange losses	13,420	15,340
Common stock issued for services	729	657
Increase (decrease) from changes in working capital items:
Receivables	2,373	5,340
Inventory	(2)	2
Other current assets	158	(112)
Accounts payable and accrued liabilities	(2,776)	(5,066)
Net cash (used in) provided by operating activities	(1,172)	8,783

Cash flows from investing activities:
Additions to oil and gas properties	(4,783)	(15,143)
Additions to other property and equipment	(469)	(730)
Sales (purchases) of marketable securities	7,380	(4,066)
Net cash provided by (used in) investing activities	2,128	(19,939)

Cash flows from financing activities:
Proceeds from common stock issuance	--	615
Proceeds from issuance of preferred stock, net of costs	--	18,361
Payment of preferred stock dividends	(1,388)	--
Payments on notes payable	(50,000)	--
Proceeds from notes payable	49,719	5,000
Payment of loan fees	(1,548)	--
Net cash (used in) provided by financing activities	(3,217)	23,976

Effect of exchange-rate changes on cash	(233)	(506)

Net (decrease) increase in cash	(2,494)	12,314
Cash and cash equivalents at beginning of year	11,232	11,153

Cash and cash equivalents at end of period	$8,738	$23,467